Exhibit (c)(6)
PROJECT MONTANA Fairness Opinion Discussion Materials September 10, 2011 Confidential Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("*****"), and the omitted text has been filed separately with the Securities and Exchange Commission.

These materials have been prepared by Evercore Group L.L.C. (‘Evercore”) for the Special Committee of the Board of Directors of M &F Worldwide (the “Company”). These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Table of Contents Section Overview of Proposed Transaction and Process Summary Valuation Analyses Appendix I II

Overview of Proposed Transaction and Process Summary

Overview of Proposed Transaction and Process Summary Evercore has been asked to provide an opinion as to whether the merger consideration is fair, from a financial point of view, to the holders of shares of Company common stock (other than MacAndrews & Forbes Holdings and its affiliates) entitled to receive such consideration. Source: Company filings, MFW Projections: As used throughout this presentation, the "MFW Projections" refer to financial forecasts for Harland Clarke Holding Corp. ("HCHC") provided to Evercore by HCHC's management in July 2011, financial forecasts for Mafco Worldwide Corporation ("Mafco") provided to Evercore by Mafco's management in June 2011 and reaffirmed in July 2011, and assumptions regarding the Company's expected refinancing plans for HCHC as provided to Evercore by the Company's management in September 2011 The unaffected share price and unaffected TEV reflect the MFW closing price on 6/10/11, which was the last closing price prior to the submission of the initial proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Includes cash and cash equivalents and $3 million of notes receivables Latest four quarters (LFQ) as of Q2 2011 which closed on 6/30/2011 EBITDA adjusted to exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Transaction Profile ($ in millions, except per share data) 1

Overview of Proposed Transaction and Process Summary

Confidential

Historical MFW Share Price Performance



11/06/09 – MFW posts 3Q09 adjusted EPS of $1.87
2/26/10 – MFW posts 4Q09 adjusted EPS of $1.54
7/22/10 – Scantron announces acquisition of Spectrum K12
5/12/11 – Harland Clarke announces meetings with lenders on a proposed amend and extend of its term loan
5/20/11 – Deadline for lender consents
5/27/11 – Cancellation of amend and extend process
6/13/11 – Proposal letter submitted by MacAndrews & Forbes Holdings for $24.00 per share
2/7/11 – MFW announces settlement of asbestos liability
Offer Price: $25.00
5/05/10 – MFW posts 1Q10 adjusted EPS of $1.73
12/16/10 – Scantron announces acquisition of GlobalScholar
5/04/11 – MFW posts 1Q11 adjusted EPS of $1.32
Share Price Close
Volume (000s)
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
2,500
2,000
1,500
1,000
500
0
9/9/09
11/29/09
2/18/10
5/10/10
7/30/10
10/19/10
1/8/11
3/30/11
6/19/11
9/9/11

Source: FactSet, Company filings
Note: All prices as of close

EVERCORE PARTNERS

2

Implied Offer Price Premium Analysis Source: FactSet The unaffected share price reflects the closing price on 6/10/11, which was the last closing price prior to the submission of the initial proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Based on closing prices and historical periods relative to unaffected closing share price on 6/10/11, except for 52 week high and low, which are intraday prices The offer price represents a ~47% premium to the unaffected closing stock price (1) and a slight discount to the trailing twelve month average as of the day prior to the proposal Implied Offer Price Premium 3 Overview of Proposed Transaction and Process Summary

Valuation Analyses

Summary Illustrative Valuation Analysis ($ in millions, except for per share amounts) 4 Valuation Analyses Disclaimer: This summary of certain analyses is provided for illustrative purposes only, does not represent all of the analyses performed by Evercore and should be considered together with the information set forth elsewhere in this presentation Source: Factset, Company filings, MFW Projections The unaffected share price reflects the MFW closing price on 6/10/11, which was the last closing price prior to the submission of the initial proposal letter by MacAndrews & Forbes Holdings on 6/13/11

Selected Public Company Trading Analysis - TEV/2012E EBITDA Harland Clarke Harland Financial Solutions Scantron Mafco Valuation Analyses Source: FactSet, Company filings, MFW Projections 5

Illustrative DCF Analysis Sensitivity ($ in millions, except per share amounts) Total Enterprise Value Implied Perpetuity Growth Rate Total Equity Value Implied Equity Value per Share (1) Source: Factset, Company filings, MFW Projections Note: Valuation as of 6/30/11 Assumes net debt of $2,009mm as of 6/30/11 and 19.5mm shares outstanding 6 Valuation Analyses

Illustrative PV of Future Stock Price Sensitivity Analysis Implied PV of 2013E Stock Price Implied PV of 2014E Stock Price Implied PV of 2015E Stock Price Source: MFW Projections Note: Valuation as of 6/30/11 7 Valuation Analyses

Precedent Transaction Analysis - TEV/LFQ EBITDA Printing Financial Solutions Education Flavorings and Fragrances Valuation Analyses Source: FactSet, Company filings Note: LFQ for MFW as of 6/30/11 8

Premiums Paid Analysis 9 All Cash Transactions Minority-led Transactions The tables below summarize the results of two data sets of premiums paid for U.S. targets All cash change-of-control transactions for U.S.-based companies with enterprise values between $100 million - $4.0 billion from January 2000 to July 2011 Minority-led change-of-control cash transactions for U.S. targets with a minimum transaction value of $100 million from January 2000 to July 2011 Source: SDC, Factset, Company filings Valuation Analyses

Appendix

Financial Summary ($ in millions, except for per share amounts) 10 Appendix Source: Company filings, MFW Projections Adjusted financials exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Unlevered FCF defined as after-tax EBIT + D&A - Capex - Change in NWC - Other cash outlays LFQ through 6/30/11 MFW Historical and Projected Financial Summary

MFW Capitalization ($ in millions) Source: Company Filings, MFW Projections, Bloomberg and Markit Libor floor of 1.25% L+1.5-2.0%, based on MFW consolidated leverage ratio at end of each fiscal quarter Includes cash and cash equivalents and $3 million of notes receivable Shareholder's Equity as of the share price close on 9/9/11 Capital Structure (2) Appendix 11

2-Year Historical Relative Trading Multiple - TEV/LFQ EBITDA Source: FactSet, Company filings Note: LFQ through 6/30/11. Figures adjusted for acquisitions where relevant and possible using public information 12 Offer Price: 5.6x 6/13/11 - Offer by MacAndrews & Forbes Holdings Appendix

Appendix

Confidential

Summary of Financing Assumptions

($ in millions, except for per share amounts)

Refinancing Assumptions as of Sept 2011

	Date	Amount	Rate	LIBOR Floor	Fees	OID
Term Loan	3/31/12	*****	*****	*****	*****	*****
Senior Notes	3/31/12	*****	*****	*****	*****	*****

Refinancing Assumptions as of June 2011

	Date	Amount	Rate	LIBOR Floor	Fees	OID
Term Loan	12/31/12	*****	*****	*****.	*****	*****.
Senior Notes	12/31/13	*****	*****	*****	*****	*****

Illustrative Present Value of Future Stock Price

5.0x - 5.5x Trailing FY14E EBITDA, 22.5% - 27.5% Cost of Equity


$19.45
$28.45
$22.51
$31.97
$15.00
$25.00
$35.00
Refinancing Assumptions as of Sept 2011
Refinancing Assumptions as of June 2011

Source: MFW Projections

EVERCORE PARTNERS

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[*****] CONFIDENTIAL TREATMENT REQUESTED BY M & F WORLDWIDE CORP.

Analysis of Publicly Traded Companies ($ in millions, except for per share amounts) Illustrative Valuation Metrics Source: FactSet, Company filings, MFW Projections 14 Appendix

Analysis of Publicly Traded Companies ($ in millions, except for per share amounts) Operating Metrics Source: FactSet, Company filings, MFW Projections 15 Appendix

Analysis of Publicly Traded Companies ($ in millions, except for per share amounts) Illustrative Valuation Metrics Source: FactSet, Company filings, MFW Projections 16 Appendix

Analysis of Publicly Traded Companies ($ in millions, except for per share amounts) Operating Metrics Source: FactSet, Company filings, MFW Projections 17 Appendix

Selected Precedent Transactions - Printing Services ($ in millions) Source: SDC, Company filings, CapitalIQ 18 Appendix

Selected Precedent Transactions - Financial Solutions ($ in millions) Source: SDC, Company filings, CapitalIQ 19 Appendix

Selected Precedent Transactions - Education Technology ($ in millions) Source: SDC, Company filings, CapitalIQ 20 Appendix

Selected Precedent Transactions - Flavor and Fragrances ($ in millions) Source: SDC, Company filings, CapitalIQ 21 Appendix

Summary of Minority-Led Buyouts Source: SDC, Company filings, CapitalIQ 22 The following summarizes all change-of-control transactions since January 1, 2000 involving publicly traded U.S. targets that were valued at greater than $100mm and where the acquirer had a minority stake (more than 0%, but less than 50%) prior to the acquisition Appendix

Summary of Minority-Led Buyouts (cont'd) Source: SDC, Company filings, CapitalIQ 23 Appendix

Source: SDC, Company filings, CapitalIQ 24 Minority-Led Buyouts Precedent Transactions ($ in millions) Appendix

Source: SDC, Company filings, CapitalIQ 25 Minority-Led Buyouts Precedent Transactions (cont'd) ($ in millions) Appendix

Source: SDC, Company filings, CapitalIQ 26 Minority-Led Buyouts Precedent Transactions (cont'd) ($ in millions) Appendix